EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-289094, 333-190192, 333-43593, 333-61802, 333-116839, 333-161590, 333-168737, 333-231255) on Form S-8 of our reports dated February 25, 2026, with respect to the consolidated financial statements of Lithia Motors, Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Portland, Oregon
February 25, 2026